Peter A. Quist
389 East Brandon Drive
Bismarck, ND 58501

September 16, 1997

Ranson Managed Portfolios
One North Main
Minot, ND 58703

Gentlemen:

I have acted as special counsel to Ranson Managed Portfolios (the
"Fund"), a Massachusetts voluntary association established by Agreement and Declaration of Trust (the "Declaration"), in connection with the preparation and filing of the Fund's Rule 24f-2 Notice
(the "Notice")for the fiscal year ended July 31, 1997, pursuant to Rule 24f-2 under the Investment Company Act of 1940 covering the sale of an indefinite number of Shares of the Fund pursuant to the declaration contained in the Fund's registration statement on Form N-1A ("Registration Statement").

I have examined copies of the Fund's Declaration, By-laws, and Registration Statement, and other records and documents that I have deemed necessary for the purpose of rendering this opinion. I have also examined such other documents, papers, statutes, and authorities as I have deemed necessary to form a basis for the opinion hereinafter expressed.

In my examination, I have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to me. As to various questions of fact material to my opinion, I have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, I am of the opinion that the Shares the registration of which the Notice makes definite in number were legally issued, fully paid, and, subject to the matters discussed below, nonassessable.

Although shareholders of certain voluntary associations have been held to be partners and, as such, liable for certain obligations of such associations, and although in the absence of controlling precedent the matter cannot be free from doubt, I believe that the courts of the Commonwealth of Massachusetts, where the Fund is organized, should find that the Fund is not a partnership and that the shareholders of the Fund, as such, have no personal liability for the acts and omissions of the Fund or its trustees, officers, or agents. The Declaration provides that neither the Fund, nor the trustees, nor any officer, employee, or agent of the Fund shall have any power to bind personally any shareholder, nor, except as specifically provided therein, to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time personally agree to pay. The Declaration further states that in case any shareholder or former shareholder shall be held to be personally liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators, or other legal representatives, or in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the assets of the particular series of Shares of which he or she is or was a shareholder to be held harmless from and indemnified against all loss and expense arising from such liability; provided, however, there shall be no liability or obligation of the Fund to reimburse any shareholder for taxes paid by reason of such shareholder's ownership of Shares or for losses suffered by reason of any changes in value of any Fund assets.

I hereby consent to the filing of this opinion as an exhibit to the Notice and to any report made by or on behalf of the Fund in connection with the registration of the Shares under the securities laws of any state.

Sincerely,

Peter A. Quist